Exhibit 99.2
Shoals Technologies Group, Inc.
1Q22 Earnings Conference Call Script
May 16, 2022
Operator

Good afternoon, and welcome to Shoals Technologies Group First Quarter 2022 Earnings Conference Call. Today's call is being recorded, and we have allocated one hour for prepared remarks and Q&A. At this time, I would like to turn the conference over to Mehgan Peetz, General Counsel for Shoals Technologies Group. Thank you. You may begin.

Mehgan Peetz, General Counsel, Shoals Technologies Group, Inc.

Thank you, operator and thank you everyone for joining us today. Hosting the call with me are CEO, Jason Whitaker, and interim CFO, Kevin Hubbard.

On this call, management will be making projections or other forward-looking statements based on current expectations and assumptions, which are subject to risks and uncertainties. As you listen and consider these comments, you should understand that these statements, including the guidance regarding full year 2022, are not guarantees of performance or results. Actual results could differ materially from our forward-looking statements if any of our assumptions are incorrect or because of other factors. These factors include, among other things, the risk factors described in our filings with the Securities and Exchange Commission, as well as economic and market circumstances, industry conditions, company performance and financial results, the COVID-19 pandemic, supply chain disruptions, availability and price of our components and materials, project cancellations, decreased demand for our products, and policy and regulatory changes.

Although we may indicate and believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate or incorrect and, therefore, there can be no assurance that the results contemplated in the forward-looking statements will be realized. We caution that any forward-looking statement included in this discussion is made as of the date of this discussion and do not undertake any duty to update any forward-looking statements.

Today's presentation also includes references to non-GAAP financial measures. You should refer to the information contained in the company's first quarter press release for definitional information and reconciliations of historical non-GAAP measures to the comparable financial measures.

With that, let me turn the call over to Jason.

Shoals Technologies Group, Inc.
1Q22 Earnings Conference Call Script
May 16, 2022

Jason Whitaker, CEO, Shoals Technologies Group, Inc.

Thank you very much, Mehgan, and good afternoon, everyone.

I’d like to start off by thanking Phil Garton, who stepped down earlier this month to pursue an opportunity with a private company. We appreciate all of Phil’s hard work and his contribution to Shoals, especially in our first year as a public company. We wish Phil all the best in his future endeavors.

We are very pleased to have Kevin Hubbard on board as interim CFO while we search for Phil’s successor. Prior to joining us, Kevin was a partner at Ham, Langston & Brezina, LLP since 2017 and previously worked with Shoals on financial reporting. He has served in finance and accounting roles with other public companies, including as interim CFO at SAExploration Holdings, Inc.

I’ll start off by providing a snapshot of our Q1 performance and progress on our key growth initiatives, then I’ll talk about current conditions in the solar market and how they impact our outlook and, after that, turn it over to Kevin, who will provide an overview of our financial results for the first quarter.

Our results for the first quarter were in line with the outlook we provided earlier this year, despite an increasingly challenging environment for solar. Revenues and gross profit grew 49% and 40% versus the prior year’s quarter, respectively, and represented new records for the company. More importantly, our gross margins increased more than 550 basis points sequentially to 38.7%, underscoring that the lower margins we experienced in the fourth quarter were a temporary phenomenon.

Adjusted EBITDA grew at a slower rate than our revenues and gross profit as a result of our continued investment in SG&A to support our growth initiatives. We are investing heavily in people to expand our new product development capabilities, grow our international sales presence, scale up our EV business and support our new 219,000 square foot manufacturing facility which became operational a little over a month ago.

Components revenue increased 73% year-over-year driven by a combination of battery storage shipments as well as the onboarding of a significant number of new customers, who started with Component purchases before transitioning to System Solutions.

System Solutions revenue grew 40% year-over-year as a result of continued strong demand for BLA, as well as market share gains. The number of EPCs and developers using our system grew by seven to 25 total, which compares to just four at the time of our IPO last year. We are

Shoals Technologies Group, Inc.
1Q22 Earnings Conference Call Script
May 16, 2022

currently in the process of transitioning an additional 15 customers to our system. And not only are we converting customers to our System Solutions at an accelerating rate, our average project size is also increasing. The seven customers we converted in Q1 represent as much as two gigawatts of demand to be delivered this year.

The new products that we introduced in late 2021 also contributed to our growth in the quarter. Our wire management solution continues to be very well received by customers and we now have orders for that product to be used on over 745 MW of solar projects. Sales of our energy storage products also contributed to revenue growth in the quarter and backlog in that part of our business continues to grow.

Looking ahead, the certification process is underway for BLA 2.0 and high-capacity plug-n-play harnesses, and we continue to expect first shipments of those products to begin in the second half of this year. The former will have a higher average selling price per megawatt than our current product and the latter will allow us to serve a new and fast-growing application.

We are also making strides in our international expansion. During the quarter, we received BLA orders from three new international customers, demonstrating our ability to convert customers outside of the U.S. to BLA. Our European sales team is building backlog in the region now that our products are fully qualified in the EU.

Outside of the EU, our recently appointed head of LatAm is starting to meet with customers in the region and build awareness for our products. We believe the sales opportunity in that region could be significant.

Turning to our EV business, we are beginning to ramp up production following our successful product launch in Q4 21. We generated revenue from EV charging products in Q1, and our backlog and awarded orders in this area are growing rapidly.

The ease of installation and portability of our solution is attracting customers to our EV charging products, who are pursuing school bus electrification projects. We see a big near-term opportunity in this area after the announcement of the EPA’s $5 billion Clean School Bus Program earlier this month, which is expected to significantly accelerate school bus electrification in the U.S.

We are also seeing good traction from our recently announced strategic partnerships with Ernst and Young and Luminace/Brookfield which are already resulting in sales opportunities. We are pursuing additional partnerships to expand our reach in the market, and we expect to announce new relationships in the near term.

Shoals Technologies Group, Inc.
1Q22 Earnings Conference Call Script
May 16, 2022

Now, I’ll take a moment to talk about current conditions in the solar market. The US Department of Commerce’s investigation of an AD/CVD claim on solar cells and panels supplied from certain Southeast Asian countries has caused some customers to pause their projects as they await the outcome. We speak with our customers regularly about their projects and, in most cases, we know who they are getting their modules from because that is an input to the EBOS design. We have determined that the vast majority of our backlog is not at risk – the customers either did not procure their panels from any of the countries in question OR they are already in possession of their panels and have decided to move forward with their projects regardless of the outcome of the investigation. As a result of that analysis, we feel confident in our revenue outlook.

Importantly however, we expect many NEW projects will be delayed until the investigation is resolved, which could impact our backlog growth in future quarters, but we believe our current book of business is more than sufficient to meet our plan until the tariff situation is resolved.

To wrap up, we did a lot of work last year to set ourselves up for continued growth in 2022 despite a challenging environment and that work is reflected in our first quarter results as well as our backlog and awarded orders which was up 67% year-over-year.

I'll now turn it over to Kevin who will discuss our first quarter 2022 financial results.

Kevin Hubbard, Interim CFO, Shoals Technologies Group, Inc.

Thank you, Jason. I’m very excited to be here today and to be helping the Shoals team during this transition while they search for a permanent CFO.

For the first quarter, revenue grew 49% versus the prior-year period to $68.0 million, driven by increases of 40% in System Solutions and 73% in Components.

As Jason mentioned, the strength in Components revenue was driven by the combination of battery storage shipments as well as the onboarding of a significant number of new customers, which can initially lead to more of a Component level opportunity as we work towards converting them over to our System Solutions. Growth in System Solutions reflects strong demand for Shoals’ combine-as-you-go system. System Solutions represented 69% of revenue in the quarter versus 73% in the prior-year period.

Gross profit increased 40% to $26.3 million, compared to $18.8 million in the prior-year period. Gross profit as a percentage of revenue was 38.7% compared to 41.2% in the prior-year period, due to a higher mix of Components sales in the quarter which carry lower margins than System Solutions, as well as higher raw material and logistics costs.

Shoals Technologies Group, Inc.
1Q22 Earnings Conference Call Script
May 16, 2022

First quarter general and administrative expenses were $13.9 million, compared to $6.8 million during the same period in the prior year. This change was primarily a result of higher stock-based compensation, planned increased payroll due to higher headcount to support our growth and product initiatives, and new public company costs.

Adjusted EBITDA for the first quarter increased 17% to $16.5 million, compared to $14.1 million for the prior-year period.

Adjusted net income was $9.0 million in the first quarter compared to $8.8 million in the prior-year period.

Please see the adjusted EBITDA and adjusted net income reconciliation tables in our first quarter press release for a bridge to our GAAP results.

As of March 31, 2022, we had record backlog and awarded orders of $302.3 million, an increase of 67% year-over-year. The increase in backlog and awarded orders reflects continued robust customer demand for Shoals’ products.

Turning to our full year outlook. Based on current market conditions and input from our customers and team, we are reaffirming the low end of our revenue outlook despite industry challenges and expect 2022 revenues to be in the range of $[300] million to $[325] million, up 41% to 52% year-over-year. We expect adjusted EBITDA to be in the range of $[77] million to $[86] million, and adjusted net income to be in the range of $[45] million to $[53] million. Further we expect 2022 capital expenditures to be in the range of $[7] million to $[8] million.

The change in our adjusted net income outlook from what we previously provided is larger than the change in our Adjusted EBITDA outlook. This is a result of our updated expectations regarding our book tax rate as well as interest expense for the remainder of 2022 to support our growth and working capital requirements.

As discussed last quarter, we pulled forward several investments, including the addition of our new facility and significant increase to engineering, sales and HR headcount, to support our multi-year growth outlook and growth initiatives over the next several years. While we saw a modest sequential increase in adjusted EBITDA margin in the first quarter, we are confident that the substantial growth we are experiencing will support expansion in our adjusted EBITDA margin, as we get leverage on SG&A exiting this year.

Before I turn it back over to Jason, I want to briefly mention that earlier this month we increased our existing credit facility by $50 million to $150 million. While we have not drawn on the added liquidity, the larger revolver gives us the flexibility to invest in working capital as our business continues to grow rapidly.

Shoals Technologies Group, Inc.
1Q22 Earnings Conference Call Script
May 16, 2022

Now back to Jason for closing remarks.

Jason Whitaker, CEO, Shoals Technologies Group, Inc.

Thanks Kevin.

I would like to close by thanking all our customers for their commitment to Shoals, our employees for their contributions to our company’s success and our shareholders for their continued support.

We are off to a strong start in 2022. Despite challenging macro conditions, we are delivering good results for our shareholders and making steady progress on our growth initiatives.

And with that, thank you everyone, and I appreciate your time today. We will now open the line for questions.